October 20, 2005


VIA EDGAR AND OVERNIGHT MAIL


Ms. Nudrat Salik
United States Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549-0406


                  RE: ISP CHEMCO INC. (THE "COMPANY") FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2004


Dear Ms. Salik:

In response to the letter received by the Company from the Staff of the Securities and Exchange Commission (the "Commission") dated September 26, 2005, the Company hereby acknowledges that:

          o The Company is responsible for the adequacy and accuracy of the disclosure in its filings;

          o Staff comments or changes to disclosure in response to Staff comments do not foreclose the Commission from taking any action with respect to the filing; and

          o The Company may not assert Staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.



                                          Sincerely,

                                          ISP CHEMCO INC.

                                          By: /s/ Kenneth M. McHugh
                                              ---------------------------------
                                          Name: Kenneth M. McHugh
                                          Title: Vice President and Controller